Exhibit 99.1

International Rectifier Acquires CHiL Semiconductor, a Leading Supplier of Digital Power Management Solutions

•                  Positions IR in rapidly growing digital power market

•                  Digital power platform complements current IR technology in point-of-load and multi-phase products

•                  Transaction expected to be accretive to 2012 Fiscal Year EPS

EL SEGUNDO, Calif.—February 25, 2011— International Rectifier Corporation (IR) (NYSE: IRF) announced today that it has signed a definitive agreement to acquire privately held CHiL Semiconductor Corporation (CHiL) for $75 million in cash, subject to working capital adjustments. The acquisition expands IR’s technology by adding a leading digital power management platform that improves energy efficiency in a wide variety of applications, including computing systems, graphics, servers and gaming.

CHiL uses patented digital techniques in combination with mixed signal technology to deliver high performance multi-phase power solutions that save energy.  The open architecture approach to digital control, where customers can tailor power systems for cost and performance goals, enables significant board space and bill-of-materials reduction, integrating many analog features into the digital core of the technology.

“The addition of CHiL’s technology and expertise to our broad portfolio of industry leading products such as DirectFET™, PowIRstage™ and SupIRBuck™, offers IR’s customers a unique value proposition by providing a high performance, cost effective, complete end-to-end integrated solution,” stated Tim Phillips, Vice President and General Manager, Enterprise Power Business Unit of IR.  “Digital power management is entering a rapid adoption phase and the addition of CHiL’s technology strengthens IR’s market position to capitalize on this growth opportunity.

“The acquisition is the next logical step after our successful strategic product relationship with CHiL during the past year and will augment IR’s talent base by adding an experienced digital power design and applications engineering team,” concluded Mr. Phillips.

“The increased focus on energy efficient products over the next decade is expected to drive an expanding use of digital power management in applications such as DC-DC converters, AC-DC converters, lighting, inverters and Class-D audio systems,” stated Vishwas Karve, Vice President, Strategy and Business Development of IR.  “The acquisition of CHiL expands IR’s presence immediately in the high performance computing and graphics segments, over the medium-term in the server, storage and notebook end markets and longer-term across the Company’s other vertical end market segments including Energy-Savings Products, Automotive Products and HiRel business units.”

“IR’s focus on power management solutions and energy efficiency make it an ideal partner for our customers and employees,” stated Ram Sudireddy, Chief Executive

Officer of CHiL Semiconductor.  “As digital power management continues to expand, the combined technology of IR and CHiL can create a higher performance and lower cost solution enabling end users to create more energy efficient solutions.  To date, CHiL has secured a significant number of design-wins across a wide spectrum of graphics, high performance computing and server platforms that IR can help grow.”

The transaction is expected to close in the first calendar quarter of 2011. The acquisition, which initially adds approximately $3 million of additional operating expenses per quarter, is expected to be accretive to IR’s earnings per share in the company’s 2012 fiscal year.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

About CHiL Semiconductor

CHiL Semiconductor Corporation develops high-performance, mixed-signal power management integrated circuits primarily targeted at servers, personal computers and other high-volume computing market segments. CHiL Semiconductor’s devices tightly integrate digital technology, precisely monitoring and controlling the power management process. Providing unique, intelligent features, CHiL devices yield significant system power efficiency and performance gains, while reducing system design and complexity. For more information, please visit www.chilsemi.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” or   “expect,” or similar expressions, we are making forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated as a result of numerous factors, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the failure of one or more conditions precedent to the closing of the contemplated transactions;  delays, costs or adverse financial effects from implementing the contemplated transactions and integrating the underlying business with that of the Company; greater than expected operating expenses associated with continued operation of the acquired business;  the failure of markets and opportunities for technologies and products arising from contemplated transactions to develop as anticipated;  declines or volatility in general market and economic conditions or customer forecasts;  and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, as filed from time to time.

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Company contact:

Investors

Chris Toth

310.252.7731

Media

Sian Cummins

310.252.7148